Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 150-I dated March 12, 2008

Registration Statement no. 333-134553

Dated April 7, 2008

Rule 433

Preliminary Terms and Conditions, April 7, 2008	Telephone: +1 212 526 0905

Reverse Exchangeable Notes Linked to the

Common Stock of a Single Reference Stock Issuer

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 150-I dated March 12, 2008 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 150-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 150-I, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

This term sheet relates to five (5) separate note offerings. Each issue of offered notes is linked to only a single Reference Stock and not to a basket or index of some or all of the Reference Stocks. You may participate in any one or more of the five (5) note offerings.

Summary Description

The notes are designed for investors who seek a higher coupon rate than the current dividend yield on the applicable Reference Stock or than the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the applicable Reference Stock, be willing to accept the risks of owning equities in general and the applicable Reference Stock in particular, and be willing to lose some or all of their principal.

The notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock is below the applicable Trigger Price during the Monitoring Period, as described below.

Reference Stock Issuer *	Page Number	Ticker Symbol	Principal Amount	Coupon Rate	Trigger Price	Initial Share Price	Approximate Tax Allocation of Monthly Coupon**		CUSIP	ISIN
							Interest on Debt Instrument	Put Premium
The Mosaic Company	TS-5	MOS	$[TBD]	20.00%	65% of the Initial Share Price	$[TBD]	2.579%	17.421%	524935AR4	US524935AR40
NYSE Euronext	TS-8	NYX	$[TBD]	13.50%	75% of the Initial Share Price	$[TBD]	2.579%	10.921%	524935AT0	US524935AT06
Whole Foods Market, Inc.	TS-11	WFMI	$[TBD]	13.75%	75% of the Initial Share Price	$[TBD]	2.579%	11.171%	5249087F1	US5249087F13
Marathon Oil Corporation	TS-14	MRO	$[TBD]	12.00%	75% of the Initial Share Price	$[TBD]	2.579%	9.421%	524935AS2	US524935AS23
Federal National Mortgage Association	TS-17	FNM	$[TBD]	25.00%	60% of the Initial Share Price	$[TBD]	2.579%	22.421%	524935AP8	US524935AP83

*

The Reference Stock issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 150-I for further information.

**

Based on the intended treatment of the notes, as described herein under “Selected Purchase Considerations—Certain U.S. Federal Income Tax Consequences” and in the accompanying product supplement no. 150-I under “Certain U.S. Federal Income Tax Consequences.” The allocations presented herein were determined as of April 4, 2008; the actual allocations will be determined as of the Pricing Date and may differ.

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Pricing Date:	April 25, 2008‡
Settlement Date:	April 30, 2008‡
Observation Date:	October 27, 2008‡††
Maturity Date:	October 30, 2008‡††
Term:	6 months
Reference Stock:	The common stock of the applicable Reference Stock issuer. See “The Reference Stocks.”
Coupon Payment Date:	Monthly, on the 30th day of each month, starting on May 30, 2008 to, and including, the Maturity Date. If any Coupon Payment Date falls on a day that is not a business day, then any payment required to be made on such Coupon Payment Date will instead be made on the next succeeding business day following such Coupon Payment Date, unless that day falls in the next calendar month, in which case the Coupon Payment Date will be the first preceding day that is a business day; provided, however, that the final coupon payment will be made with the Payment at Maturity.
Payment at Maturity:	The payment at maturity, in addition to accrued and unpaid coupon payments, is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid coupon payments at maturity unless:
(i) the applicable Final Share Price is less than the applicable Initial Share Price; and
(ii) a Trigger Event has occurred.
If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof), plus any accrued and unpaid coupon payments. If we deliver shares of the applicable Reference Stock, fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.
Trigger Event:	A Trigger Event occurs if, on any trading day during the Monitoring Period, the closing price of the applicable Reference Stock is below the applicable Trigger Price.
Monitoring Period:	The period from, and including, the Pricing Date to, and including, the Observation Date.
Initial Share Price:	The closing price of the applicable Reference Stock on the Pricing Date, divided by the then applicable Stock Adjustment Factor.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock, per $1,000 principal amount of the notes, equal to $1,000 divided by the applicable Initial Share Price.
Cash Value:	For each Reference Stock, the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of such Reference Stock and (2) the Final Share Price of such Reference Stock.
Final Share Price:	The closing price of the applicable Reference Stock on the Observation Date.
Stock Adjustment Factor:	1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 150-I for further information about these adjustments.

‡	Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, the Observation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 150-I.

Investing in the Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 150-I and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 150-I and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

Notes Linked to the Common Stock of The Mosaic Company

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$22.50	$977.50
Total	$	$	$

Notes Linked to the Common Stock of NYSE Euronext

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$22.50	$977.50
Total	$	$	$

Notes Linked to the Common Stock of Whole Foods Market, Inc.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$22.50	$977.50
Total	$	$	$

Notes Linked to the Common Stock of Marathon Oil Corporation

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$22.50	$977.50
Total	$	$	$

Notes Linked to the Common Stock of Federal National Mortgage Association

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$22.50	$977.50
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

If the notes priced today, Lehman Brothers Inc. would receive a fee of approximately 2.25% of the principal amount of the notes linked to the common stock of The Mosaic Company, 2.25% of the principal amount of the notes linked to the common stock of NYSE Euronext, 2.25% of the principal amount of the notes linked to the common stock of Whole Foods Market, Inc., 2.25% of the principal amount of the notes linked to the common stock of Marathon Oil Corporation and 2.25% of the principal amount of the notes linked to the common stock of Federal National Mortgage Association and would use those fees to allow selling concessions to one or more brokers and/or dealers. The actual fees received by Lehman Brothers Inc. per $1,000 principal amount may be more or less than the fees listed above and will depend on market conditions on the Pricing Date. In no event will the fees received by Lehman Brothers Inc. per $1,000 principal amount, which include the concessions to be paid to one or more brokers and/or dealers, exceed 5.00% of the principal amount of the notes linked to the common stock of The Mosaic Company, the notes linked to the common stock of NYSE Euronext, the notes linked to the common stock of Whole Foods Market, Inc., the notes linked to the common stock of Marathon Oil Corporation or the notes linked to the common stock of Federal National Mortgage Association. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

April 7, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

This term sheet relates to five (5) separate note offerings. Each issue of offered notes is linked to a single Reference Stock. The purchaser of a note will acquire a security linked to only one Reference Stock (not to a basket or index that includes some or all of the Reference Stocks).

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 150-I (which supplements the description of the general terms of the notes) . Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 150-I, this term sheet and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 150-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 150-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 150-I dated March 12, 2008

http://www.sec.gov/Archives/edgar/data/806085/000119312508054203/d424b2.htm

•	MTN prospectus supplement May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

The Notes Offer a Higher Coupon Rate Than the Current Dividend Yield on the Reference Stock or the Yield on Conventional Debt Securities of Comparable Maturity Issued by Us or an Issuer with a Comparable Credit Rating: The notes will pay coupon payments at a Coupon Rate depending upon the applicable Reference Stock, as indicated on the cover of this term sheet. We believe that the applicable Coupon Rate is higher than the current dividend yield on the applicable Reference Stock or the yield that we believe would be payable on conventional debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any coupon payment or any other payment at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a unit comprising: (i) a put option and (ii) a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a note as a unit for U.S. federal income tax purposes. Under this characterization, Lehman Brothers Holdings Inc. and you agree to treat a portion of the periodic coupon payments made with respect to the notes as interest on the debt instrument, and the remainder as a put premium paid to you in consideration of your entry into the put option. We will determine the portion of each coupon payment that we will allocate to interest on the debt instrument and to put premium, respectively, and will provide those allocations in the pricing supplement for the notes. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment and allocations as described above. If the notes had priced on April 4, 2008, the coupon payments and the percentages thereof that we would have treated as interest on the debt instrument and as put premium would have been as specified on the cover of this term sheet. The actual allocations that we will determine for the notes may differ from those hypothetical allocations, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the debt instrument will be taxed as ordinary income while the put premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments commonly referred to as prepaid forward contracts and similar instruments should be required to accrue income on a current basis over the term of the instruments, regardless of whether any payments are made prior to their maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. In addition, the Notice provided that the government is considering whether arrangements similar to prepaid forward contracts (which could possibly include instruments having terms similar to the notes) should be accorded tax treatment similar to prepaid forward contracts. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 150-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the debt instrument and the put option.

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 150-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 150-I dated March 12, 2008. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Share Price and whether the closing price of the applicable Reference Stock is below the applicable Trigger Price on any trading day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the applicable Reference Stock (or, at our election, the Cash Value thereof) will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the applicable Reference Stock in particular may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event with respect to the applicable Reference Stock. Accordingly, you could lose up to the entire principal amount of your notes.

•

The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Accrued and Unpaid Coupons, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the applicable Final Share Price is not below the applicable Initial Share Price. However, if the applicable Final Share Price is below the applicable Initial Share Price and a Trigger Event has occurred, you could lose the entire principal amount of your notes.

•

Your Return on the Notes is Limited to the Principal Amount Plus Accrued Coupon Payments, Regardless of Any Appreciation in the Applicable Reference Stock: Unless (i) the applicable Final Share Price is less than the applicable Initial Share Price and (ii) on any trading day during the Monitoring Period, the closing price of the applicable Reference Stock is below the applicable Trigger Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid coupon payments, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.

•

No Ownership Rights in the Applicable Reference Stock: As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights, dividend payments or other distributions. In addition, the issuer of the applicable Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•

No Affiliation With the Reference Stock Issuers: We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this term sheet or in product supplement no. 150-I. You should make your own investigation into the Reference Stocks and the Reference Stock issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•

The Reference Stock May Change Following Certain Corporate Events: Following certain corporate events relating to the issuer of a Reference Stock, such as a takeover or a going private transaction, the calculation agent will have the option to replace such Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as the issuer of such Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 150-I.

•

Our Affiliates’ Compensation May Serve as an Incentive to Sell You these Notes: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

•

Certain Built-in Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Applicable Reference Stock to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the applicable Reference Stock.

•

Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 150-I.

•

Anti-Dilution Protection is Limited: For certain adjustment events affecting the applicable Reference Stock, the calculation agent will make adjustments to the Stock Adjustment Factor applicable to such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

The Reference Stocks

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding Reference Stock issuers from the reports the Reference Stock issuers filed with the SEC. All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

The Reference Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding an issuer of a Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The Mosaic Company

The Mosaic Company has stated in its filings with the SEC that it produces and markets phosphate-, potash- and nitrogen-based crop nutrients and animal feed ingredients to customers in approximately 45 countries. The Mosaic Company was incorporated in January 2004 to serve as the parent company of the business that was formed through the business combination of IMC Global Inc. and the fertilizer businesses of Cargill, Incorporated. As of May 31, 2007, Cargill owned approximately 64.8% of The Mosaic Company’s outstanding common stock. Historical Information of the Common Stock of The Mosaic Company

The following graph sets forth the historical performance of the common stock of The Mosaic Company based on the daily closing price of the common stock of The Mosaic Company from October 25, 2004 (the day that the common stock of The Mosaic Company began trading) through April 3, 2008. The closing price of the common stock of The Mosaic Company on April 3, 2008 was $104.52. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of The Mosaic Company should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of The Mosaic Company during the term of the notes. We cannot give you assurance that the performance of the common stock of The Mosaic Company will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that The Mosaic Company will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of The Mosaic Company

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of The Mosaic Company

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of The Mosaic Company, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $104.52
•	Trigger Price: $67.938
•	Coupon: 20.00%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$104.52	$146.33	$1,000.00	$1,000.00
$104.52	$125.42	$1,000.00	$1,000.00
$104.52	$104.52	$1,000.00	$1,000.00
$83.62	$83.62	$1,000.00	$1,000.00
$62.71	$109.75	$1,000.00	$1,000.00
$47.03	$88.84	9 shares of Reference Stock (or the Cash Value thereof)	$850.00
$47.03	$73.16	9 shares of Reference Stock (or the Cash Value thereof)	$700.00
$47.03	$52.26	9 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	9 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $88.84, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $88.84, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $100.00 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

NYSE Euronext

NYSE Euronext was organized on May 22, 2006, following the merger between NYSE Euronext and Euronext, two securities exchange organizations. NYSE Euronext began trading as a for-profit, publicly-owned company on March 8, 2006 and Euronext launched its initial public offering on July 6, 2001. NYSE Euronext provides investors in Belgium, France, Italy, the Netherlands, the United Kingdom, and the United States with liquid marketplaces for securities.

Historical Information of the Common Stock of NYSE Euronext

The following graph sets forth the historical performance of the common stock of NYSE Euronext based on the daily closing price of the common stock of NYSE Euronext from March 8, 2006 through April 3, 2008. The historical data reflects trading of NYSE Group, Inc. beginning March 8, 2006 through the completion of the merger with Euronext on April 4, 2007; the historical data after April 4, 2007 reflects NYSE Euronext. The closing price of the common stock of NYSE Euronext on April 3, 2008 was $68.44. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of NYSE Euronext should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of NYSE Euronext during the term of the notes. We cannot give you assurance that the performance of the common stock of NYSE Euronext will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that NYSE Euronext will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of NYSE Euronext.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of NYSE Euronext

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of NYSE Euronext, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $68.44
•	Trigger Price: $51.330
•	Coupon: 13.50%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$68.44	$95.82	$1,000.00	$1,000.00
$68.44	$82.13	$1,000.00	$1,000.00
$68.44	$68.44	$1,000.00	$1,000.00
$54.75	$54.75	$1,000.00	$1,000.00
$41.06	$71.86	$1,000.00	$1,000.00
$34.22	$58.17	14 shares of Reference Stock (or the Cash Value thereof)	$850.00
$34.22	$47.91	14 shares of Reference Stock (or the Cash Value thereof)	$700.00
$34.22	$34.22	14 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	14 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $58.17, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $58.17, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $67.50 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

Whole Foods Market, Inc.

Whole Foods Market, Inc. has stated in its filings with the SEC that it is a food retailer of natural and organic products. It owns and operates natural and organic foods supermarkets in the United States, Canada and the United Kingdom.

Historical Information of the Common Stock of Whole Foods Market, Inc.

The following graph sets forth the historical performance of the common stock of Whole Foods Market, Inc. based on the daily closing price of the common stock of Whole Foods Market, Inc. from April 3, 2003 through April 3, 2008. The closing price of the common stock of Whole Foods Market, Inc. on April 3, 2008 was $33.67. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of Whole Foods Market, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Whole Foods Market, Inc. during the term of the notes. We cannot give you assurance that the performance of the common stock of Whole Foods Market, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the issuer of the common stock of Whole Foods Market, Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Whole Foods Market, Inc.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of Whole Foods Market, Inc.

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Whole Foods Market, Inc., based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $33.67
•	Trigger Price: $25.2525
•	Coupon: 13.75%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$33.67	$47.14	$1,000.00	$1,000.00
$33.67	$40.40	$1,000.00	$1,000.00
$33.67	$33.67	$1,000.00	$1,000.00
$26.94	$26.94	$1,000.00	$1,000.00
$20.20	$35.35	$1,000.00	$1,000.00
$16.84	$28.62	29 shares of Reference Stock (or the Cash Value thereof)	$850.00
$16.84	$23.57	29 shares of Reference Stock (or the Cash Value thereof)	$700.00
$16.84	$16.84	29 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	29 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $28.62, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $28.62, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $68.75 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

Marathon Oil Corporation

Marathon Oil Corporation has stated in its filings with the SEC that it is an energy company that (1) explores for, produces and markets liquid hydrocarbons and natural gas on a worldwide basis; (2) mines, extracts and transports bitumen from oil sands deposits in Alberta, Canada, and upgrades the bitumen to produce and market synthetic crude oil and by-products; (3) refines, markets and transports crude oil and petroleum products, primarily in the Midwest, upper Great Plains, Gulf Coast and southeastern regions of the United States; and (4) markets and transports products manufactured from natural gas, such as liquefied natural gas and methanol, on a worldwide basis. Its operations also include the marketing and transportation of crude oil and petroleum products, and products manufactured from natural gas. On October 18, 2007, Marathon Oil Corporation completed the acquisition of all the outstanding shares of Western Oil Sands Inc. for cash and securities of $5.833 billion.

Historical Information of the Common Stock of Marathon Oil Corporation

The following graph sets forth the historical performance of the common stock of Marathon Oil Corporation based on the daily closing price of the common stock of Marathon Oil Corporation from April 3, 2003 through April 3, 2008. The closing price of the common stock of Marathon Oil Corporation on April 3, 2008 was $47.80. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of Marathon Oil Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Marathon Oil Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of Marathon Oil Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the issuer of the common stock of Marathon Oil Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Marathon Oil Corporation.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of Marathon Oil Corporation

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Marathon Oil Corporation, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $47.80
•	Trigger Price: $35.850
•	Coupon: 12.00%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$47.80	$66.92	$1,000.00	$1,000.00
$47.80	$57.36	$1,000.00	$1,000.00
$47.80	$47.80	$1,000.00	$1,000.00
$38.24	$38.24	$1,000.00	$1,000.00
$28.68	$50.19	$1,000.00	$1,000.00
$21.51	$40.63	20 shares of Reference Stock (or the Cash Value thereof)	$850.00
$21.51	$33.46	20 shares of Reference Stock (or the Cash Value thereof)	$700.00
$21.51	$23.90	20 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	20 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $40.63, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $40.63, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $60.00 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

Federal National Mortgage Association

Federal National Mortgage Association has stated in its filings with the SEC that its activities include providing funds to mortgage lenders through its purchases of mortgage assets, and issuing and guaranteeing mortgage-related securities that facilitate the flow of additional funds into the mortgage market. It is a government-sponsored enterprise chartered by the U.S. Congress and is aligned with national policies to support expanded access to housing and increased opportunities for homeownership. It is subject to government oversight and regulation. Its regulators include the Office of Federal Housing Enterprise Oversight, the Department of Housing and Urban Development, the Securities and Exchange Commission, and the Department of the Treasury. Although it is a corporation chartered by the U.S. Congress, the U.S. government does not guarantee, directly or indirectly, its securities or other obligations. It is a stockholder-owned corporation, and its business is self-sustaining and funded exclusively with private capital.

Historical Information of the Common Stock of Federal National Mortgage Association

The following graph sets forth the historical performance of the common stock of Federal National Mortgage Association based on the daily closing price of the common stock of Federal National Mortgage Association from April 3, 2003 through April 3, 2008. The closing price of the common stock of Federal National Mortgage Association on April 3, 2008 was $30.87. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of Federal National Mortgage Association should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Federal National Mortgage Association during the term of the notes. We cannot give you assurance that the performance of the common stock of Federal National Mortgage Association will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the issuer of the common stock of Federal National Mortgage Association will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Federal National Mortgage Association.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of Federal National Mortgage Association

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Federal National Mortgage Association, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $30.87
•	Trigger Price: $18.522
•	Coupon: 25.00%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$30.87	$43.22	$1,000.00	$1,000.00
$30.87	$37.04	$1,000.00	$1,000.00
$30.87	$30.87	$1,000.00	$1,000.00
$24.70	$24.70	$1,000.00	$1,000.00
$18.52	$32.41	$1,000.00	$1,000.00
$15.44	$26.24	32 shares of Reference Stock (or the Cash Value thereof)	$850.00
$15.44	$21.61	32 shares of Reference Stock (or the Cash Value thereof)	$700.00
$15.44	$15.44	32 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	32 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $26.24, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $26.24, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $125.00 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.